THE NEW YORK TIMES COMPANY EMPLOYEE
                        STOCK PURCHASE PLAN

       SECTION 1.     Purpose.

       The Employee Stock Purchase Plan (the "Plan") of The New York Times Company ("The Times") is designed to provide an opportunity for the employees of The Times and its designated subsidiaries to purchase shares of the Class A Common Stock (the "Stock") of The Times through voluntary systematic payroll deductions. It is the purpose and policy of the Plan to provide employees with an opportunity to acquire an additional interest in the economic progress of The Times and a further incentive to promote its best interests.

       SECTION 2.     Offerings Under the Plan.

       From time to time within the limits of the Plan, shares of the Stock will be made available for purchase only by employees through offers of the Stock made on behalf of
  The Times by its Board of Directors (the "Board"). The Board shall designate the subsidiaries of The Times whose employees may participate in an offering under the Plan and shall within the limits of the Plan fix the terms and conditions of each offering. Except as provided in Section 3 of the Plan, all employees participating in an offering shall have the same rights and privileges to purchase Stock under the Plan.


       SECTION 3.     Employees  Eligible  and  Participation  by
                      Such Employees.

       All regular, full-time employees of The Times and of such subsidiaries as may be designated by the Board shall be eligible to participate in the Plan, except that the Board in its discretion may exclude, on a uniform basis, from any offering or offerings: (a) employees who at the time of an offering have been employed less than two (2) years, (b) employees whose customary employment is twenty (20) hours or less per week, (c) employees whose customary employment is for not more than five (5) months in any calendar year, and (d) employees who have been granted restricted or qualified stock options as those terms are used in the Internal Revenue Code 1954, as currently in effect or as it may hereafter be amended, under The New York Times Company Executive Incentive Compensation Plan. The number of shares that may be purchased by an employee under any one offering shall bear a uniform relationship to the basic compensation of such employee over a period of time in which such compensation is paid (the "Purchase Period"). However, an employee owning or who would own directly or indirectly more than five percent (5%) of the total combined voting power or value of all classes of stock of The Times, its parent or any subsidiary corporation immediately after any offering under the Plan in which he
  participates  or   in  which  he   is  otherwise   eligible  to
  participate, will not be eligible to participate in the Plan or any offering made thereunder. No employee shall











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  be  granted the right to  purchase shares  of  the Stock  which would permit his total rights to purchase Stock, under all employee stock purchase plans of The Times, to accrue at a rate which exceeds $25,000 of fair market value of such Stock,determined at the time such rights are granted, for each calendar year during which rights to purchase such Stock are outstanding at any time.


       SECTION 4.     Shares Subject to the Plan.

       The shares which may be offered under the Plan may be treasury Stock, unissued Stock, or The Times may go into the market and purchase Stock for sale. The number of shares of Stock to be sold under the Plan shall not exceed 27,800,000 shares, except as such number may be adjusted pursuant to
  Section 9. All shares offered under the Plan and for any reason not purchased as well as all shares not previously offered will be available for subsequent offerings.

  SECTION 5.  Price.

       The price at which shares may from time to time be offered shall be fixed by the Board, but shall not be less than the lower of (a) 85% of the fair market value of the Stock on the date of offering (the "Offering Price"), or (b) 85% of the fair market value of the Stock on the last day of the Purchase Period, except as provided in Section 6.

  SECTION 6. Payroll Deductions, Interest and Right of
             Cancellation.

       Shares purchased under the Plan will be paid for by payroll deductions during the Purchase Period, which shall not exceed 27 months, without the right of prepayment. Interest will accrue on the amounts deducted at a rate and in a manner fixed by the Board. Each participant will have the right to cancel his election to purchase shares under the Plan at any time prior to the last day of the Purchase Period and in such case any amount paid by such participant in respect of such shares will be returned to him with interest. The Board will also make provision with respect to the rights of participants in the event of retirement, death, termination of employment, temporary layoff, or authorized leave of absence, including without limitation a provision that a participant whose employment has terminated through death or retirement or otherwise may purchase Stock within three
  (3) months thereafter at the Offering Price or 85% of the fair market value of the Stock at the date of such purchase, whichever is lower.


















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  SECTION 7.  Issue of Shares.

       No shares purchased under the Plan will be issued except at the end of the Purchase Period and only upon such issuance will participants have, with respect to such shares, any of the rights of a stockholder.


  SECTION 8.  Assignability.

       The rights of a  participant will  not be transferable  by
  him  other   than  by   will  or  the   laws  of  descent   and
  distribution, and will be exercisable during his lifetime only by him.


  SECTION 9.  Effects of Changes in Shares.

       If at any time The Times shall take any action, whether by stock dividend, stock split, combination of shares, or
  otherwise,  which  results  in  a  proportionate   increase  or
  decease in the number of shares of Stock theretofore issued and outstanding, the number of shares covered under the Plan shall be increased or decreased proportionately, and the price in Section 5 adjusted proportionately, and such other adjustment shall be made as may be equitable by the Board or the Committee.


  SECTION 10. Administration of the Plan.

       The Plan shall be administered by the Board or a Committee appointed by the Board of three or more of its members (the "Committee"). The Committee shall serve at the pleasure of the Board and shall have such powers as the Board may from time to time confer upon it. Any decision or action taken by the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all employees participating in the Plan and any person claiming or under or through any such employee.


  SECTION 11. Amendment or Discontinuance.

       The Board may amend or discontinue the Plan at any time. No such amendment, however, may increase the maximum number of shares that may be offered, decrease the minimum price pursuant to Section 5 or change the class of employees eligible to participate under the Plan without the approval of a majority of the shares of The Times then issued and outstanding and entitled to vote thereon.

















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  SECTION 12. Approval by Stockholders.

       This Plan must be approved by the Class A and Class B Common stockholders of The Times on or before December 17, 1969. If no such approval is obtained, then all amounts in the accounts of participating employees shall be promptly refunded, including any interest credited thereon.
























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